                                                                      EXHIBIT 12

Tambrands Inc.
FORM 10-Q
PART II, Item 6., Exhibit 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated.

                                                Three months      Three months
                                                    ended             ended
(in thousands, except ratios)                  March 31, 1995    March 31, 1994
                                               --------------    --------------
Earnings:
  Income before income taxes                       $36,810           $34,991
  Fixed charges                                      2,567             2,423
                                                   -------           -------
    Earnings                                       $39,377           $37,414
                                                   =======           =======
Fixed charges:
  Interest portion of operating
    lease expense:
      Operating lease expense                       $1,447              $924
      Assumed interest factor                         0.33              0.33
                                                   -------           -------
        Interest portion of operating
          lease expense                                478               305
  Interest expense                                   2,089             2,118
                                                   -------           -------
    Fixed charges                                   $2,567            $2,423
                                                   =======           =======
Ratio of earnings to fixed charges                    15.3              15.4
                                                   =======           =======